Exhibit 99.1

Media and Investor Contact: Larry P. Kromidas

(618) 258-3206

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

C. Robert Bunch Elected to Olin's Board of Directors

CLAYTON, MO, December 13, 2005 -- Olin Corporation (NYSE: OLN) announced that C. Robert Bunch, 51, was elected to serve on its Board of Directors at the company's recent Board of Directors meeting.

Mr. Bunch is Chairman, President and Chief Executive Officer of Maverick Tube Corporation, a producer of welded tubular steel products used in energy and industrial applications. Mr. Bunch has served as Chairman of Maverick since January 2005 and as Chief Executive Officer since October 2004. Prior to joining Maverick, he served as an independent oil service consultant from 2003 until 2004. During 2002 to 2003, he served as President and Chief Operating Officer of Input/Output, Inc., an independent provider of seismic imaging technologies and digital, full-wave imaging solutions for the oil and gas industry. From 1999 to 2002, he served as Vice President and Chief Administrative Officer of Input/Output, Inc. From 1997 to 1999, he was a Partner in the law firm of King & Pennington, L.L.P.

Mr. Bunch currently serves on the Board of Directors of Maverick Tube Corporation and Pioneer Drilling Company, a provider of land contract drilling services to independent and major oil and gas exploration and production companies.

Mr. Bunch received a Bachelor of Arts Degree in Economics and a Master of Administration Degree in Accounting from Rice University and a Juris Doctorate from the University of Houston.

Joseph D. Rupp, Olin's Chairman, President and Chief Executive Officer, said, "We're delighted to have Bob's wealth of experience available to Olin and look forward to his advice and counsel."

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts and stainless steel strip and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

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